                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549
                                    ---------

                                  SCHEDULE 13G
                                 (RULE 13d-102)

             INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
           TO RULES 13d-1(b) (c), AND (d) AND AMENDMENTS THERETO FILED
                            PURSUANT TO RULE 13d-2(b)
                            (AMENDMENT NO.___2__)(1)


                                 Avenue A, Inc.
     ------------------------------------------------------------------
                                (Name of Issuer)


                     Common Stock, Par Value $0.01 per share
     ------------------------------------------------------------------
                         (Title of Class of Securities)


                                    053566105
     ------------------------------------------------------------------
                                 (CUSIP Number)


                                December 31, 2002
     ------------------------------------------------------------------
             (Date of Event which requires filing of this Statement)


     Check the appropriate box to designate the Rule pursuant to which this
Schedule is filed:


     / / Rule 13d-1(b)
     / / Rule 13d-1(c)
     /X/ Rule 13d-1(d)


----------
(1) The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

Cusip No. 053566105                   13G                           Page 2 of 22

1.   Names of Reporting Persons
     I.R.S. Identification Nos. of Above Persons (entities only)

     Oak Investment Partners VIII, Limited Partnership
     06-1522124

2.   Check the Appropriate Box if a Member of a Group*                   (a) / /
                                                                         (b) /X/

3.   SEC Use Only

4.   Citizenship or Place of Organization
     Delaware

                   5.  Sole Voting Power
                       7,999,188 Shares of Common Stock

Number of          6.  Shared Voting Power
Shares                 Not applicable
Beneficially
Owned by Each      7.  Sole Dispositive Power
Reporting              7,999,188 Shares of Common Stock
Person With:
                   8.  Shared Dispositive Power
                       Not applicable

9.   Aggregate Amount Beneficially Owned by Each Reporting Person
     7,999,188 Shares of Common Stock

10.  Check if the Aggregate Amount in Row (9) Excludes Certain
     Shares*                                                                 / /

11.  Percent of Class Represented by Amount in Row (9)
     13.6%

12.  Type of Reporting Person*
     PN

                      SEE INSTRUCTIONS BEFORE FILLING OUT!

Cusip No. 053566105                   13G                           Page 3 of 22

1.   Names of Reporting Persons
     I.R.S. Identification Nos. of Above Persons (entities only)

     Oak Associates VIII, LLC
     06-1523705

2.   Check the Appropriate Box if a Member of a Group*                   (a) / /
                                                                         (b) /X/

3.   SEC Use Only

4.   Citizenship or Place of Organization
     Delaware

                   5.  Sole Voting Power
                       Not applicable

Number of          6.  Shared Voting Power
Shares                 7,999,188 Shares of Common Stock
Beneficially
Owned by Each      7.  Sole Dispositive Power
Reporting              Not applicable
Person With:
                   8.  Shared Dispositive Power
                       7,999,188 Shares of Common Stock

9.   Aggregate Amount Beneficially Owned by Each Reporting Person
     7,999,188 Shares of Common Stock

10.  Check if the Aggregate Amount in Row (9) Excludes Certain
     Shares*                                                                 / /

11.  Percent of Class Represented by Amount in Row (9)
     13.6%

12.  Type of Reporting Person*
     OO-LLC

                      SEE INSTRUCTIONS BEFORE FILLING OUT!

Cusip No. 053566105                   13G                           Page 4 of 22

1.   Names of Reporting Persons
     I.R.S. Identification Nos. of Above Persons (entities only)

     Oak VIII Affiliates Fund, Limited Partnership
     06-1528836

2.   Check the Appropriate Box if a Member of a Group*                   (a) / /
                                                                         (b) /X/

3.   SEC Use Only

4.   Citizenship or Place of Organization
     Delaware

                   5.  Sole Voting Power
                       154,929 Shares of Common Stock

Number of          6.  Shared Voting Power
Shares                 Not applicable
Beneficially
Owned by Each      7.  Sole Dispositive Power
Reporting              154,929 Shares of Common Stock
Person With:
                   8.  Shared Dispositive Power
                       Not applicable

9.   Aggregate Amount Beneficially Owned by Each Reporting Person
     154,929 Shares of Common Stock

10.  Check if the Aggregate Amount in Row (9) Excludes Certain
     Shares*                                                                 / /

11.  Percent of Class Represented by Amount in Row (9)
     0.3%

12.  Type of Reporting Person*
     PN

                      SEE INSTRUCTIONS BEFORE FILLING OUT!

Cusip No. 053566105                   13G                           Page 5 of 22

1.   Names of Reporting Persons
     I.R.S. Identification Nos. of Above Persons (entities only)

     Oak VIII Affiliates, LLC
     06-1531129

2.   Check the Appropriate Box if a Member of a Group*                   (a) / /
                                                                         (b) /X/

3.   SEC Use Only

4.   Citizenship or Place of Organization
     Delaware

                   5.  Sole Voting Power
                       Not applicable

Number of          6.  Shared Voting Power
Shares                 154,929 Shares of Common Stock
Beneficially
Owned by Each      7.  Sole Dispositive Power
Reporting              Not applicable
Person With:
                   8.  Shared Dispositive Power
                       154,929 Shares of Common Stock

9.   Aggregate Amount Beneficially Owned by Each Reporting Person
     154,929 Shares of Common Stock

10.  Check if the Aggregate Amount in Row (9) Excludes Certain
     Shares*                                                                 / /

11.  Percent of Class Represented by Amount in Row (9)
     0.3%

12.  Type of Reporting Person*
     OO-LLC

                      SEE INSTRUCTIONS BEFORE FILLING OUT!

Cusip No. 053566105                   13G                           Page 6 of 22

1.   Names of Reporting Persons
     I.R.S. Identification Nos. of Above Persons (entities only)

     Oak Management Corporation
     06-0990851

2.   Check the Appropriate Box if a Member of a Group*                   (a) / /
                                                                         (b) /X/

3.   SEC Use Only

4.   Citizenship or Place of Organization
     Delaware

                   5.  Sole Voting Power
                       Not applicable

Number of          6.  Shared Voting Power
Shares                 8,154,117 Shares of Common Stock
Beneficially
Owned by Each      7.  Sole Dispositive Power
Reporting              Not applicable
Person With:
                   8.  Shared Dispositive Power
                       8,154,117 Shares of Common Stock

9.   Aggregate Amount Beneficially Owned by Each Reporting Person
     8,154,117 Shares of Common Stock

10.  Check if the Aggregate Amount in Row (9) Excludes Certain
     Shares*                                                                 / /

11.  Percent of Class Represented by Amount in Row (9)
     13.9%

12.  Type of Reporting Person*
     CO

                      SEE INSTRUCTIONS BEFORE FILLING OUT!

Cusip No. 053566105                   13G                           Page 7 of 22

1.   Names of Reporting Persons
     I.R.S. Identification Nos. of Above Persons (entities only)

     Bandel L. Carano

2.   Check the Appropriate Box if a Member of a Group*                   (a) / /
                                                                         (b) /X/

3.   SEC Use Only

4.   Citizenship or Place of Organization
     United States

                   5.  Sole Voting Power
                       Not applicable

Number of          6.  Shared Voting Power
Shares                 8,154,117 Shares of Common Stock
Beneficially
Owned by Each      7.  Sole Dispositive Power
Reporting              Not applicable
Person With:
                   8.  Shared Dispositive Power
                       8,154,117 Shares of Common Stock

9.   Aggregate Amount Beneficially Owned by Each Reporting Person
     8,154,117 Shares of Common Stock

10.  Check if the Aggregate Amount in Row (9) Excludes Certain
     Shares*                                                                 / /

11.  Percent of Class Represented by Amount in Row (9)
     13.9%

12.  Type of Reporting Person*
     IN

                      SEE INSTRUCTIONS BEFORE FILLING OUT!

Cusip No. 053566105                   13G                           Page 8 of 22

1.   Names of Reporting Persons
     I.R.S. Identification Nos. of Above Persons (entities only)

     Gerald R. Gallagher

2.   Check the Appropriate Box if a Member of a Group*                   (a) / /
                                                                         (b) /X/

3.   SEC Use Only

4.   Citizenship or Place of Organization
     United States

                   5.  Sole Voting Power
                       Not applicable

Number of          6.  Shared Voting Power
Shares                 8,154,117 Shares of Common Stock
Beneficially
Owned by Each      7.  Sole Dispositive Power
Reporting              Not applicable
Person With:
                   8.  Shared Dispositive Power
                       8,154,117 Shares of Common Stock

9.   Aggregate Amount Beneficially Owned by Each Reporting Person
     8,154,117 Shares of Common Stock

10.  Check if the Aggregate Amount in Row (9) Excludes Certain
     Shares*                                                                 / /

11.  Percent of Class Represented by Amount in Row (9)
     13.9%

12.  Type of Reporting Person*
     IN

                      SEE INSTRUCTIONS BEFORE FILLING OUT!

Cusip No. 053566105                   13G                           Page 9 of 22

1.   Names of Reporting Persons
     I.R.S. Identification Nos. of Above Persons (entities only)

     Edward F. Glassmeyer

2.   Check the Appropriate Box if a Member of a Group*                   (a) / /
                                                                         (b) /X/

3.   SEC Use Only

4.   Citizenship or Place of Organization
     United States

                   5.  Sole Voting Power
                       Not applicable

Number of          6.  Shared Voting Power
Shares                 8,154,117 Shares of Common Stock
Beneficially
Owned by Each      7.  Sole Dispositive Power
Reporting              Not applicable
Person With:
                   8.  Shared Dispositive Power
                       8,154,117 Shares of Common Stock

9.   Aggregate Amount Beneficially Owned by Each Reporting Person
     8,154,117 Shares of Common Stock

10.  Check if the Aggregate Amount in Row (9) Excludes Certain
     Shares*                                                                 / /

11.  Percent of Class Represented by Amount in Row (9)
     13.9%

12.  Type of Reporting Person*
     IN

                      SEE INSTRUCTIONS BEFORE FILLING OUT!

Cusip No. 053566105                   13G                          Page 10 of 22

1.   Names of Reporting Persons
     I.R.S. Identification Nos. of Above Persons (entities only)

     Fredric W. Harman

2.   Check the Appropriate Box if a Member of a Group*                   (a) / /
                                                                         (b) /X/

3.   SEC Use Only

4.   Citizenship or Place of Organization
     United States

                   5.  Sole Voting Power
                       Not applicable

Number of          6.  Shared Voting Power
Shares                 8,154,117 Shares of Common Stock
Beneficially
Owned by Each      7.  Sole Dispositive Power
Reporting              Not applicable
Person With:
                   8.  Shared Dispositive Power
                       8,154,117 Shares of Common Stock

9.   Aggregate Amount Beneficially Owned by Each Reporting Person
     8,154,117 Shares of Common Stock

10.  Check if the Aggregate Amount in Row (9) Excludes Certain
     Shares*                                                                 / /

11.  Percent of Class Represented by Amount in Row (9)
     13.9%

12.  Type of Reporting Person*
     IN

                      SEE INSTRUCTIONS BEFORE FILLING OUT!

Cusip No. 053566105                   13G                          Page 11 of 22

1.   Names of Reporting Persons
     I.R.S. Identification Nos. of Above Persons (entities only)

     Ann H. Lamont

2.   Check the Appropriate Box if a Member of a Group*                   (a) / /
                                                                         (b) /X/

3.   SEC Use Only

4.   Citizenship or Place of Organization
     United States

                   5.  Sole Voting Power
                       Not applicable

Number of          6.  Shared Voting Power
Shares                 8,154,117 Shares of Common Stock
Beneficially
Owned by Each      7.  Sole Dispositive Power
Reporting              Not applicable
Person With:
                   8.  Shared Dispositive Power
                       8,154,117 Shares of Common Stock

9.   Aggregate Amount Beneficially Owned by Each Reporting Person
     8,154,117 Shares of Common Stock

10.  Check if the Aggregate Amount in Row (9) Excludes Certain
     Shares*                                                                 / /

11.  Percent of Class Represented by Amount in Row (9)
     13.9%

12.  Type of Reporting Person*
     IN

                      SEE INSTRUCTIONS BEFORE FILLING OUT!

                                  SCHEDULE 13G
                                Amendment No. 2*
                          Common Stock Par Value $0.01
                               CUSIP No. 053566105

ITEM 1(a)      NAME OF ISSUER:
               Avenue A, Inc.

ITEM 1(b)      ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:
               506 Second Avenue, 9th Floor
               Seattle, Washington 98104

ITEM 2(a)      NAME OF PERSON FILING:

       Oak Investment Partners VIII, Limited Partnership
       Oak Associates VIII, LLC
       Oak VIII Affiliates Fund, Limited Partnership
       Oak VIII Affiliates, LLC
       Oak Management Corporation
       Bandel L. Carano
       Gerald R. Gallagher
       Edward F. Glassmeyer
       Fredric W. Harman
       Ann H. Lamont

ITEM 2(b)      ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE:

       c/o Oak Management Corporation
       One Gorham Island
       Westport, Connecticut 06880

ITEM 2(c)      CITIZENSHIP:

       Please refer to Item 4 on each cover sheet for each filing person.

ITEM 2(d)      TITLE OF CLASS OF SECURITIES:

       Common stock, par value $0.01 per share

ITEM 2(e)      CUSIP NUMBER: 053566105


ITEM 3         Not applicable

ITEM 4         OWNERSHIP.

     The approximate percentages of shares of Common Stock reported as beneficially owned by the Reporting Persons is based upon 58,849,034 shares outstanding as of October 31, 2002, as reported in the Issuer's Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 2002, plus shares issuable upon exercise of options to acquire Common Stock as described in the following two paragraphs.

     Amounts shown as beneficially owned by each of Oak Investment Partners VIII, Limited Partnership ("Oak Investment VIII"), Oak Associates VIII, LLC, Oak Management Corporation ("Oak Management"), Bandel L. Carano, Gerald R. Gallagher, Edward F. Glassmeyer, Fredric W. Harman and Ann H. Lamont include currently exercisable options to purchase 44,145 shares of Common Stock which may be deemed to be held by Fredric W. Harman on behalf of Oak Investment VIII.

     Amounts shown as beneficially owned by each of Oak VIII Affiliates Fund, Limited Partnership ("Oak Affiliates VIII") and Oak VIII Affiliates, LLC, Oak Management, Bandel L. Carano, Gerald R. Gallagher, Edward F. Glassmeyer, Fredric W. Harman and Ann H. Lamont include currently exercisable options to purchase 855 shares of Common Stock which may be deemed to be held by Fredric W. Harman on behalf of Oak Affiliates VIII.

     By making this filing, the Reporting Persons acknowledge that they may be deemed to constitute a "group" within the meaning of Section 13(d)(3) of the Securities Exchange Act of 1934, as amended, in connection with the securities of the Issuer. Each Reporting Person disclaims the existence of a "group" and disclaims beneficial ownership of all shares of Common Stock or securities convertible into or exercisable for Common Stock other than any shares or other securities reported herein as being owned by it, him or her, as the case may be.

     Please see Items 5, 6, 7, 8, 9 and 11 for each cover sheet for each filing entity.

ITEM 5   OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

     If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following: [ ]

ITEM 6   OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.

     Not applicable

ITEM 7 IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.

     Not applicable

ITEM 8   IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

     Not applicable

ITEM 9   NOTICE OF DISSOLUTION OF GROUP.

     Not applicable

ITEM 10  CERTIFICATIONS.

     Not applicable

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

SIGNATURE:

     Dated: February 7, 2003

Entities:

Oak Investment Partners VIII, Limited Partnership
Oak Associates VIII, LLC
Oak VIII Affiliates Fund, Limited Partnership
Oak VIII Affiliates, LLC
Oak Management Corporation


                                  By:     /s/ Edward F. Glassmeyer
                                       --------------------------------
                                           Edward F. Glassmeyer, as
                                           General Partner or
                                           Managing Member or as
                                           Attorney-in-fact for the
                                           above-listed entities

Individuals:

Bandel L. Carano
Gerald R. Gallagher
Edward F. Glassmeyer
Fredric W. Harman
Ann H. Lamont


                                  By:     /s/ Edward F. Glassmeyer
                                       --------------------------------
                                           Edward F. Glassmeyer,
                                           Individually and as
                                           Attorney-in-fact for the
                                           above-listed individuals

                                INDEX TO EXHIBITS

                                                                            Page
                                                                            ----
EXHIBIT A           Agreement of Reporting Persons                            16

EXHIBIT B           Power of Attorney                                         17